Exhibit (21) - Subsidiaries of Registrant

     The registrant, Telular Corporation, is a Delaware corporation. The registrant's subsidiaries are:

          Telular - Adcor Security Products, Inc., a Georgia corporation;

          Telular International, Inc., an Illinois corporation and